United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*
                                 --------------

                                COMPOSITECH LTD.
                                ----------------
                                 Name of Issuer


                                  Common Stock
                                  ------------
                          Title of Class of Securities

                                  204938 10 4
                                  -----------
                                  CUSIP Number


Check the following space if a fee is being paid with this statement --. (A fee is not required if the filing person:

(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (see Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form, with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 204938 10 4                                                Page 2 of 5

--------------------------------------------------------------------------------
1.       Name of Reporting Person                         Social Security Number
         ------------------------                         ----------------------
         Willard T. Jackson
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group*
         a.
           -------
         b.
           -------
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization
         United States Citizen

--------------------------------------------------------------------------------
Number of Shares                                   5.   Sole Voting Power
Beneficially Owned                                      569,467
                                                   -----------------------------
by Each Reporting                                  6.   Shared Voting Power
Person With                                             -0-
                                                   -----------------------------
                                                   7.   Sole Dispositive Power
                                                        569,467
                                                   -----------------------------
                                                   8.   Shared Dispositive Power
                                                        -0-
                                                   -----------------------------
9.       Aggregate Amount Beneficially Owned By Each Reporting Person
         569,467
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row 9 Excludes Certain Shares*

         -------
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9
         7.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person*
         IN

                                  SCHEDULE 13G
                                  ------------



ITEM 1 (A).    NAME OF ISSUER:

               COMPOSITECH LTD.

ITEM 1 (B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               120 Ricefield Lane, Hauppauge, New York  11788

ITEM 2 (A).    NAME OF PERSON FILING:

               Willard T. Jackson

ITEM 2 (A).    ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               120 Ricefield Lane, Hauppauge, New York  11788

ITEM 2 (C).    CITIZENSHIP:

               United States Citizen

ITEM 2 (D).    TITLE OF CLASS OF SECURITIES:

               Common Stock

ITEM 2 (E).    CUSIP NUMBERS:

               204938 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON IS FILING A:

               n/a

ITEM 4.        OWNERSHIP:

               (a)       Amount Beneficially Owned:

                         569,467

               (b)       Percent of Class:

                         7.0%

               (c)       Number of shares as to which such person has:

                         (i)       sole power to vote or to direct the vote:

                                   569,467

                         (ii)      shared power to vote or direct the vote:

                                   -0-

                         (iii) sole power to dispose or to direct the disposition of:

                                   569,467

                         (iv) shared power to dispose or to direct the disposition of:

                                   -0-

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               n/a

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               n/a

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               n/a

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               n/a

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               n/a

ITEM 10.       CERTIFICATION:

               n/a

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    Date:   February 12, 1998



                                    Signature:       /s/ Willard T. Jackson
                                                     -------------------------

                                    Name/Title:      Willard T. Jackson
                                                     -------------------------

                                    Director
                                                     -------------------------

                                POWER OF ATTORNEY



                  KNOW ALL MEN BY THESE PRESENTS, that the undersigned does hereby constitute and appoint Samuel S. Gross, my attorney-in-fact to do any and all acts and things and to execute any and all instruments (including Schedules 13D and 13G, and any amendments thereto, and Statements of Beneficial Ownership and Statements of Changes in Beneficial Ownership on Forms 3, 4 and 5) which said attorney-in-fact may deem necessary or advisable to enable the undersigned to comply with the requirements of the Securities Exchange Act of 1934 and any other United States Federal or state securities or other law in connection with the undersigned's investment in the securities of Compositech Ltd. This power of attorney shall be effective from the date hereof through and including December 31, 1998.


                  IN WITNESS WHEREOF, I have hereunto signed my name this 12th day of February, 1998.


                                                     /s/ Willard T. Jackson
                                                     ----------------------
                                                     Willard T. Jackson